[KPMG LETTERHEAD]
KPMG LLP
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452



The Board of Directors
First Indiana Corporation:

We consent to incorporation by reference in the registration statement (No. 33-64851) on Form S-8 of First Indiana
Corporation of our report dated January 19, 1999 relating to the consolidated balance sheets of First Indiana Corporation as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of First Indiana Corporation.

/s/KPMG LLP
March 22, 1999